INDEPENDENT AUDITORS' CONSENT



The Board of Directors
1st State Bancorp, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-38772 and 333-72787) on Form S-8 of 1st State Bancorp, Inc. of our report dated October 26, 2001, with respect to the consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001 annual report on Form 10-K of 1st State Bancorp, Inc.


                                                     /s/  KPMG LLP

Raleigh, North Carolina
December 28, 2001